Exhibit 10.34

STRATEGIC PARTNERSHIP AGREEMENT

THIS STRATEGIC PARTNERSHIP AGREEMENT (the “Agreement”) is made effective on this      day of        , 2024 (the “Effective Date”) by and between HUMBLE IMPORTS INC, a Florida corporation (the “Company”), and DOJA, LLC, a Delaware limited liability company (the “Representative”). The Representative and Company are collectively referred to herein as the “Parties” and individually as a “Party”. The undersigned owners of the Representative hereby join this Agreement solely for purposes of Section 6 hereof, and agree to bound by the terms thereof as if they were a Party hereto.

RECITALS

WHEREAS, the Company is in the business of restoring and selling luxury automobiles (the “Business”);

WHEREAS, Representative desires to locate and identify persons or entities who may be interested in purchasing Toyota FJ vehicles of multiple series and years (the “Vehicles”) from the Company (the “Interested Parties”);

WHEREAS, Representative has also expended considerable time, effort and resources developing the brand “BLACK DOG TRADERS” in connection with the Vehicles, and Representative has secured a United States Patent and Trademark Office registration of a word mark thereto under Registration No. 5314977 (together with all design marks and derivative marks, the “Mark”);

WHEREAS, the Parties desire to enter into a referral relationship under which Representative shall refer potential clients to the Company in exchange for a commission, as provided herein; and

WHEREAS, the Parties also desire for Representative to license to the Company certain rights to use the Mark in connection with Vehicles pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties do hereby agree as follows:

1. Recitals True and Correct. The recitals set forth above are true and correct and are incorporated in this Agreement in all respects.

2. Terms of Service.

(a) Referrals. The Company hereby engages Representative to locate, investigate and submit to the Company for possible introduction Interested Parties to purchase Vehicles within the Territory (as defined below) upon the terms and conditions satisfactory to the Company in its sole discretion, and Representative hereby accepts such engagement. The introduction of any Interested Party to the Company by the Representative shall be referred to herein as the “Referral.” The “Territory” in which the Representative may approach Interested Parties is worldwide. Representative may not, during the Term of this Agreement, advertise in a manner similar to the Company’s current Google advertising with respect to the Vehicles, in order to generate Referrals for purposes of this Agreement. Notwithstanding the foregoing, the Parties shall cooperate with each other in good faith to develop a joint marketing strategy and shall each make commercially reasonable efforts to comply with such strategy during the Term.

(b) Notice Prior to Contact. In all cases, prior to making contact with any Interested Party in connection with this Agreement and for the purposes of making Referrals, Representative shall provide the Company written notice of the name of each Interested Party that it anticipates approaching and the name and position of the representative of such Interested Party, if any. The Company shall notify Representative in writing on or before five (5) days after receipt of such notice if, for any reason, the Company elects not to permit Representative to approach or contact such Interested Party. Failure of the Company to give objection to contact with such Interested Party prior to the end of such five (5) day period shall constitute approval to contact such Interested Party. The Company agrees that, if it has previously transacted with a candidate submitted by Representative, with respect to a Vehicle sale, it will promptly notify Representative in writing thereof on or before the expiration of such five (5) day notice period, and upon delivery of such notice, the Company shall have no obligations to Representative with respect to the Service Fee under Section 4 hereof in connection with such Interested Party. If the Company approves or does not object to the contact with an Interested Party within the time period set forth herein, the Representative may make contact with the Interested Party and shall be entitled to the compensation set forth under Section 4. If the Company timely objects to Representative approaching or contacting the Interested Party, then Representative shall not approach or contact such Interested Party in respect of the Business, the Company, or the Vehicles.

(c) Communications with Interested Parties. Representative shall only provide Interested Parties with such oral or written information concerning the Company, its Business or its Vehicles as it has been specifically authorized by the Company in writing. Company will provide to Representative, from time to time, its current price lists, marketing and product materials and Representative shall use only such information when approaching Interested Parties. Representative may not submit any quotations for the Vehicles or otherwise relating to the Company’s Business to any Interested Party without first obtaining prior, written approval of all pricing for the Vehicles from an authorized officer of the Company. Further, Representative may not make any statements, representations, or warranties regarding the Company, its Business or its Vehicles without the prior, specific written consent of an authorized officer of the Company unless such information has been previously provided to Representative by Company.

(d) Form of Referrals. The Representative shall make all Referrals in written form and shall provide copies of correspondence relating to the Referral to the Company. The Representative shall provide such other assistance with any Referrals as may be reasonably requested by the Company from time to time. Once the Representative makes the Referral to the Company, and so long as the Company pre-approves all terms and conditions of the sale (including all upgrades, customizations, enhancements, and other components relating to the Interested Party’s goals with respect to a Vehicle), the Representative shall close and consummate the sale on terms pre-approved by the Company. Representative shall deliver all documentation executed by the Interested Party to the Company immediately and no later than three (3) business days after the date of execution thereof.

(e) Non-Exclusivity. Representative specifically acknowledges and agrees that the Company may and will use its own efforts to locate Interested Parties and may engage other parties and sales representatives to locate Interested Parties without any obligation or payment of compensation of any kind to Representative. For the avoidance of doubt, Representative may not sell Vehicles to any third party, and may not authorize any third party to use the Mark in connection with Vehicles, without complying with the terms of this Agreement.

3. License Grant.

(a) Subject to the license fee and during the Term of this Agreement, Representative hereby grants to Company, and Company hereby accepts, an exclusive, revocable, non-transferable, non- sublicensable license, with the right to use the Mark in the Territory solely with respect to the Vehicles, including, advertising the Company as a carrier of Vehicles using the Mark and applying an image of the Mark on Vehicles that the Company sells in its Business.

(b) Representative hereby reserves all rights not expressly granted to Company under this Agreement. Without limiting the foregoing, all rights granted to Company under this Agreement are subject to Representative and its Affiliates’ reserved right to use the Mark in its/their respective businesses in connection with products other than the Vehicles. For the avoidance of doubt, neither the Representative nor its owners, directors, managers, or officers may use the Mark in connection with Vehicles during the Term of this Agreement.

(c) Representative has all power and authority to enter into this Agreement and to grant the license to the Mark hereunder. Representative may not use, and shall not permit or cause any other party to use, the Mark in connection with Vehicles in the Territory during the Term of this Agreement, and hereby agrees not to take any action that may reasonably have an adverse effect on the Company’s exclusive rights to use the Mark pursuant to the terms of this Agreement. During the Term of this Agreement, the Parties shall uphold the value of the Mark, and its associated goodwill, will take no actions that disparage, derogate, devalue or degrade the Mark. In addition, Company shall not, either directly or indirectly, (i) take, omit to take, or permit any action with the intent of invalidating or jeopardizing any registration of the Mark; or (ii) apply for, or obtain, or assist any person in applying for or obtaining any registration of the Mark, or any trademark, service mark, trade name, or other indicia confusingly similar to the Mark in the Territory.

(d) Company acknowledges that all use of the Marks under this Agreement and any goodwill accruing from such use will inure solely to Representative’s benefit. If Company acquires any rights in the Mark, by operation of law or otherwise, Company hereby irrevocably assigns such rights to Representative without further action by any of the Parties.

(e) Representative hereby grants to Company the right of first refusal to hold an exclusive license to use the Mark in connection with any automobiles other than the Vehicles. To that end, in the event the Representative learns of an opportunity to build, customize, or enhance automobiles other than the Vehicles (the “ROFR Opportunity”), Representative shall immediately notify the Company of such ROFR Opportunity and shall, for a period of thirty (30) days after the date of such notification, allow the Company to negotiate the terms of an exclusive license with the Representatives with respect to the use of the Mark in connection with such automobiles. In the event that the Representative and the Company are unable to come to an agreement within such thirty (30) day period as to the terms of such a license, the Representative shall be free to proceed with the ROFR Opportunity without the Company’s involvement. Representative may not proceed with any ROFR Opportunity without first complying with the terms of this Section 3(e) in each case.

4. Compensation.

(a) Fee. Representative shall receive a fee in connection with each of the following: (i) the Company’s sale of Vehicles to a Customer (as defined below) as a result of the Representative’s Referral (the “Service Fee”), or (ii) the Company’s sale of Vehicles to any party if such Vehicles are branded with the Mark but where the Representative did not make the Referral or did not comply with the terms of this Agreement with respect to making a Referral (the “License Fee” and together with the Service Fee, the “Fee”). The amount of the Fee shall be as set forth in Exhibit “A” hereto. The Service Fee shall be based on the Sales Price (as defined below). The License Fee shall be a flat per-Vehicle fee. If the Company sells a Vehicle to a Customer as a result of the Representative’s Referral or if the Company brands a Vehicle with the Mark (where the Representative did not make a Referral or did not comply with the terms of this Agreement with respect to making a Referral), then in each such case, the resulting Vehicle shall be referred to as a “Branded Vehicle.” Company shall pay the Fee to the Representative no later than on the thirtieth (30th) day of the month following the month during which the Company receives the initial deposit for the Sales Price for the Branded Vehicle. In any instance where any funds are required to be returned to a customer for any reason (including if a customer changes their mind), whether or not such reason was at the discretion of the Company, Representative agrees that (i) Representative will return to the Company promptly all Fees previously paid to him with respect to the portion of the Sales Price of the Vehicle that is being refunded or returned, or (ii) at the Company’s discretion, Company may set off all Fees previously paid to Representative with respect to the portion of the Sales Price of the Vehicle that is being refunded or returned.

(b) Definition of Sales Price. The term “Sales Price” shall mean the final invoiced amount for the Branded Vehicle set forth in a binding purchase agreement executed between the Company and a Customer, minus all charges for upgrades and separately stated costs (including without limitation sales or excise taxes, shipping, freight, and delivery charges, and insurance charges), and not including rebates, allowances, discounts and promotions; provided that, a Branded Vehicle shall not be considered sold or counted for purposes of calculating the Fee (and no Fee shall be due with respect to that Branded Vehicle) if the Sales Price for that Branded Vehicle is less than $225,000. For the avoidance of doubt, the Company shall have the sole discretion to determine the Sales Price with respect to each Branded Vehicle, taking into account all applicable cost of labor and components and other factors.

(c) Definition of Customer. An Interested Party procured through Representative’s services shall not be deemed a “Customer” of the Company unless and until (i) written disclosure of the identity of such Interested Party shall have been provided as set forth in Section 2(b) during the Term of this Agreement, (ii) the Interested Party and Company enter into a definitive, binding agreement for the purchase of the Vehicles during the Term of this Agreement and the Interested Party pays to the Company the initial deposit to the Sales Price, and (iv), the Company has not previously transacted with such Interested Party through other sources and notified Representative of such prior knowledge as provided in Section 2(b) above. Notwithstanding anything to the contrary, no party shall be considered a Customer and no Fee shall be due to the Representative in connection with any agreement for the purchase of Vehicles entered into after the effective date of termination of this Agreement. If a party does not qualify as a Customer pursuant hereunder, then Representative shall not be entitled to receive the Service Fee with respect to the sale of a Vehicle to such party.

(d) Expenses of Representative. Representative shall assume all costs and expenses incurred in connection with its services pursuant to this Agreement. Except as otherwise specifically authorized by an authorized officer of the Company in advance, in writing, Representative shall not incur on behalf of Company, and Company shall not have, any liability for any expenses, costs, or disbursements of Representative.

(e) Collections. If so requested by the Company, Representative will assist the Company in effecting prompt and full payment by Customers for all Branded Vehicles sold by the Company as a result of the Representative’s Referral.

5. Term; Termination. This Agreement shall be effective as of the date first written above and shall continue for a period of one (1) year hereafter unless earlier terminated pursuant to this Section 5 (the “Initial Term”). The Parties may mutually agree to extend this Agreement for additional periods of time after expiration of the Initial Term and each such renewal term shall be referred to as the “Renewal Term” and together with the Initial Term, the “Term”.

(a) By Mutual Agreement. The Parties may mutually agree to terminate Company’s and Representative’s relationship hereunder at any time.

(b) By Company or Representative. Either Party may terminate this Agreement for any reason, at any time, upon ten (10) days prior written notice to the other Party. Additionally, either Party may terminate this Agreement effective immediately upon delivery of written notice of termination to the other Party, if any of the following occur: (a) a Party fails to comply with any covenants, terms or provisions of this Agreement; (b) a Party engages in any dishonest or unethical conduct which may adversely affect the reputation of the other Party; (c) a Party violates any law, ordinance or regulation; (d) a Party’s gross negligence or willful misconduct; or (e) a petition for bankruptcy, reorganization or rearrangement is filed under state or federal bankruptcy or insolvency statutes by or against a Party (and, in the case of a petition filed, it is not dismissed within ninety (90) days after the filing), or a Party makes an assignment for the benefit of creditors or take advantage of any insolvency act.

(c) Effect of Termination. Upon any termination of this Agreement, the Company shall pay to Representative only such Fees earned by Representative pursuant to the terms of this Agreement for services performed prior to the effective date of termination and for initial deposits to the Sales Price received prior to the effective date of termination; provided that if the termination occurs after a Fee has been earned pursuant to the terms of this Agreement but prior to it being paid, then Company may elect to hold back such Fee until such time as the Company receives the full amount of the purchase price for the applicable Vehicle from the customer. For the avoidance of doubt, no Fees shall be due to Representative with respect to any Branded Vehicles with respect to which the Company receives initial deposits after the effective date of termination. Further, upon termination of this Agreement:

(i) Representative shall immediately cease any activities for or on behalf of the Company, all rights and licenses granted pursuant to this Agreement cease and Company shall cease marketing Vehicles using the Mark; provided however, the Company may continue to use the Mark as the Company deems reasonably necessary for purposes of fulfilling the Company’s then-existing obligations to current clients of the Company or its Affiliates (including the Customers and any Interested Parties and any customers with which the Company has entered into a written agreement to sell Branded Vehicles), or (b) prospective or potential clients (i) to whom the Company has submitted a formal quotation to, within the three (3) months preceding the date of termination of this Agreement;

(ii) Representative shall turn over to the Company on or before the effective date of termination any property of the Company in its, his or her possession, in the same condition as when it was received by Representative, ordinary wear and tear excepted. All records or papers of any kind relating to the Company’s business in the possession of Representative or within Representative’s scope of services shall be and shall remain the property of the Company and shall be surrendered to the Company immediately on demand.

(iii) All Confidential Information (as defined in Section 6 below) shall remain the sole property of the Company, shall be left in its entirety in the undisputed possession and control of the Company, and any Confidential Information in the custody or control of the Representative shall be remain the property of the Company.

(iv) The Parties shall comply with all obligations expressly agreed to survive termination.

6. Restrictive Covenants.

(a) Nonsolicitation of Service Providers. During the Term of this Agreement and for two (2) years after termination of the relationship between Representative and Company, the Representative shall not for itself or any other person or entity, directly or indirectly, solicit or hire any employee or independent contractor of Company (or any of its Affiliates, including any former employee or independent contractor of Company or its Affiliate whose employment or engagement with Company or its Affiliate ended within the immediately preceding six-month period) for the employment or engagement of such employee or independent contractor in any business or venture, provided that the foregoing shall not prohibit general solicitations for employment.

(b) Nonsolicitation of Clients. During the Term of this Agreement and for two (2) years after termination of the relationship between Representative and Company, the Representative shall not for itself or any other person or entity, directly or indirectly, in any capacity, contract with, sell to, interfere with, or otherwise conduct business related to the sale of Vehicles or other automobiles from: (a) current clients of the Company or its Affiliates (including the Customers and any Interested Parties and any customers to which Company sells Branded Vehicles), or (b) prospective or potential clients (i) to whom the Company has submitted a formal quotation to, within the eighteen (18) months preceding the date of Representative’s termination, provided Representative has such knowledge, or (ii) that has been previously listed or identified in writing by Company as a bona fide business prospect of Company at any time during the eighteen (18) months preceding the date of Representative’s termination.

(c) Non-Disparagement. The Representative shall not, at any time during the Term of this Agreement or after termination thereof, in any manner, disparage Company or any of Company’s officers, directors, employees, agents, Affiliates or subsidiaries.

(d) Exploitation of Company Name. Representative agrees that at no time will it advertise or publicize in any way as part of Representative’s business or as an employee, consultant, or independent contractor of another business that it has consulted with, had any dealings with, or had any affiliation with, the Company unless it first obtains express written approval to do so from the Company, which approval shall extend only to the specific advertisement or publication and to no other, and which approval may not be unreasonably withheld by the Company.

(e) Confidentiality and Non-Disclosure. Each party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to information that is treated as confidential by the other party (the “Disclosing Party”), including Confidential Information (defined below). Confidential Information does not include information that, at the time of disclosure and as established by documentary evidence: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 6(e) by the Receiving Party; (ii) is or becomes available to the Receiving Party on a non-confidential basis from another person, provided that such person is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of the Receiving Party prior to being disclosed by or on behalf of the Disclosing Party; or (iv) is required to be disclosed by Law, including pursuant to the terms of a court order; provided that the Receiving Party has given the Disclosing Party prior written notice of such disclosure and an opportunity to contest such disclosure and to seek a protective order or other remedy. The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any person, except to the Receiving Party’s officers, employees, consultants, accountants, and legal advisors who are bound by written confidentiality obligations and have a need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

For purposes of this Agreement, “Confidential Information” means (i) the Intellectual Property Rights (as defined below) of Company or its Affiliates, (ii) all other knowledge or information of a proprietary or confidential nature relating to Company or its Affiliates or the business or assets of Company or such Affiliates, including without limitation books, records, agent and independent contractor lists and related information, referral sources and related information, customer lists and related information, the identities of Company’s Affiliates, marketing materials, training documents and resources, vendor lists and related information, supplier lists and related information, distribution channels, pricing information, cost information, marketing plans, strategies, forecasts, financial statements, budgets and projections. Confidential Information shall constitute “Trade Secrets” (as defined in Section 688.002 of the Florida Statutes) of a party, entitled to the rights afforded under Section 688.002 of the Florida Statutes.

For purposes of this Agreement, the term “Intellectual Property Rights” means all industrial and intellectual property rights, including without limitation, patents, patent applications, letters patent, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, know-how, certificates of public convenience and necessity, franchises, licenses, trade secrets, proprietary processes and formulae, proprietary software, inventions, discoveries, improvements, ideas, development tools, marketing materials, training resources, instructions, trade dress, logos and designs, and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, memoranda and records.

(f) Relief in Case of Breach. Each Party acknowledges that if it were to breach the provisions of this Section 6, it would result in irreparable harm to the other Party that could not be adequately or reasonably compensated by monetary damages at law. Therefore, in addition to any other available remedies, each Party shall be entitled, if it so elects, to immediate injunctive relief or other equitable relief to restrain the other Party from any violation of this Section 6, without the necessity of posting a bond or other security. The provisions of this Section 6 hereof shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action of of the Parties, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Section 6.

(g) Reasonableness. Company and Representative hereby agree and acknowledge that the restrictive covenants contained in this Section 6 are reasonable in their limitations, scope, time, and territory, and are necessary for the protection of the legitimate business interest of Company, and that the restraints imposed thereby are not unduly burdensome on Representative. The Parties further agree and acknowledge that if any portion of the restrictive covenants in this Section 6 are found to be unenforceable by an institution of competent jurisdiction by reason of their limitations, including, but not limited to, the scope or length of time, or size of territory, it is the intention of the Parties that such covenants be reformed by such institution so that such limitations, the scope or length of time, or size of territory, as applicable, be reduced to the extent required to cure such unenforceability.

(h) Continuing Obligations. The Parties understand and agree that their obligations under this Article 6 (specifically including the obligations to preserve, protect and not disclose, make available for use, or use for unrelated business purposes, Confidential Information), continue indefinitely and do not, under any circumstances or for any reason, cease upon the termination of this Agreement.

7. Non-Circumvention. During the Term of this Agreement, Company shall not in any way whatsoever circumvent or attempt to circumvent the Representative by entering into any transactions with any Customers (as defined in Section 4(c) above) except pursuant to the terms of this Agreement.

8. Indemnification. Representative hereby indemnifies, agrees to reimburse, and holds the Company and its Affiliates, officers, directors, employees, and agents harmless from and against any and all expenses, costs, and damages, including reasonably attorneys’ fees of defending the same, alleged against or incurred by the Company in connection with or arising out of any third-party claim, suit, or action relating to (a) Representative’s services under this Agreement, (b) the failure by Representative to comply with the restrictions on, obligations of, representations, warranties, or agreements of Representative hereunder, (c) the Mark infringing upon or violation of any patent, copyright, trademark, trade secret or other intellectual property rights of an third party; and (d) the Representative not having the power or authority to enter into this Agreement or violating any applicable law. Company hereby indemnifies, agrees to reimburse, and holds the Representative and its Affiliates, officers, directors, employees, and agents harmless from and against any and all expenses, costs, and damages, including reasonably attorneys’ fees of defending the same, alleged against or incurred by the Representative in connection with or arising out of any third-party claim, suit, or action relating to: (x) breach by Company of any representation, warranty, covenant, or obligation under this Agreement; or (y) Company’s exercise of its rights granted under this Agreement, including any product liability claim or infringement, dilution, or other violation of any intellectual property rights relating to the manufacture, promotion, advertising, distribution or sale of the Vehicles using the Marks; in each case, except to the extent any such claim is based solely on trademark infringement arising out of Company’s use of the Mark in accordance with this Agreement.

9. Limitation on Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, THIRD PARTY CLAIMS, LOSS OF REVENUES, LOSS OF PROFITS OR LOSS OF SAVINGS EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM IN WHICH ANY ACTION IS BROUGHT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), FUNDAMENTAL BREACH OR OTHERWISE. FURTHER, TO THE MAXIMUM EXTENT PERMITTED AT LAW AND EXCEPT FOR THE PARTIES’ RESPECTIVE OBLIGATIONS UNDER SECTIONS 6, 7, AND 8 HEREOF, EACH PARTY’S AGGREGATE LIABILITY FOR DAMAGES FOR ANY CAUSE WHATSOEVER RELATING TO THIS AGREEMENT AND REGARDLESS OF THE FORM OF ACTION (INCLUDING, BUT NOT LIMITED TO, CONTRACT, TORT, FRAUD, NEGLIGENCE, PRODUCTS LIABILITY AND STRICT LIABILITY), SHALL BE LIMITED TO THE AMOUNT OF ANY FEES ACTUALLY PAID BY THE COMPANY TO THE REPRESENTATIVE DURING THE SIX (6) MONTH PERIOD PRIOR TO THE DATE OF THE CLAIM.

10. Independent Contractor. Company and Representative have entered into this Agreement as independent contractors, and nothing in this Agreement creates, or shall be construed to create, a partnership, joint venture, agency or employment relationship between Company and Representative. As independent contractors, each party shall exercise independent judgment as to time, place, and manner of marketing and otherwise fulfilling its obligations under this Agreement. Each party understands and agrees that it shall be responsible for its respective expenses in connection with fulfilling its obligations under this Agreement. Representative will not at any time, except with the express prior written authorization of the President of the Company, have the authority or power to bind the Company in any way in any dealing with third parties and shall not attempt or purport to do so, or otherwise represent that Representative has the power to do so. Company shall not be responsible for payment of any payroll withholdings, taxes, penalties, assessments or interest (collectively, “Withholdings”) required by any government or agency on the amounts paid to Representative pursuant to this Agreement. The payment of Withholdings, if any, shall be the sole obligation of Representative.

11. Notices. Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be in writing and shall be deemed given upon receipt by hand delivery or facsimile transmission (followed up by original by certified mail), or one day after deposit with an overnight express courier service, or five (5) days after deposit with the U.S. Postal Service by registered or certified mail, which shall be addressed to the Parties at the addresses set forth in the preamble to this Agreement.

12. Waiver Not Consent. Any waiver of a breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach by either party hereto.

13. Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party.

14. Survival. The provisions of Sections 5, 6, and 8 through 23 shall survive termination of this Agreement and Representative’s services hereunder.

15. Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to the conflicts of laws principles thereof. The Parties acknowledge and agree that the language, terms and conditions in this Agreement are not to be construed in any way against or in favor of any party hereto by reason of the responsibilities of the Parties in connection with the preparation of this Agreement.

16. Venue and Jurisdiction. Venue for all suits arising pursuant to this Agreement shall lie exclusively in the courts of Orange County, Florida. By execution and/or adoption of this Agreement, each party hereby submits to the exclusive in personam jurisdiction of all courts of Orange County, Florida. This Section 16 shall be subject to the provisions of Section 18 below.

17. Attorney’s Fees. In the event of any litigation, including arbitration, between the Parties arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the non- prevailing party all costs incurred and reasonable attorneys’ fees, including attorneys’ fees in all investigations, arbitrations, trials, bankruptcies and appeals. If any dispute arising out of or relating to this Agreement is submitted to arbitration, the arbitrator or arbitrators shall have the power and authority to, and the Parties hereby direct that such arbitrator or arbitrators shall, determine entitlement to attorneys fees and costs, and the amount of such attorneys fees and costs, to be awarded to the prevailing party.

18. Arbitration. If any dispute arises between any of the Parties with respect to any matter set forth in this Agreement and if a party seeks the imposition of equitable remedies against the other party, the party seeking the equitable remedies may submit the matter to a mutually acceptable sole arbitrator or a court for such a determination. Notwithstanding anything to the contrary herein, in all other circumstances, the Parties shall submit the matter to a mutually acceptable sole arbitrator. The place of the court of arbitration shall be Orange County, Florida, U.S.A. The arbitration proceedings shall be conducted in accordance with the rules of the American Arbitration Association. The arbitrator’s decision shall be final and legally binding and judgment may be entered thereon. The arbitrator may take whatever measures are necessary to resolve the dispute, and, if a matter was submitted to the arbitrator for purposes of imposing equitable remedies, the arbitrator shall impose such equitable remedies as necessary. The arbitrator shall also decide on the costs of the arbitration proceedings, which cost shall be borne by the losing party or by both Parties in proportions decided by the arbitrators.

19. Severability. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

20. Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes any prior agreements or understandings, oral or written, between the Parties with respect to the subject matter hereof. This Agreement may not be amended, modified or supplemented in any respect, except by a subsequent written agreement executed by the Parties hereto.

21. Affiliate. The term “Affiliate” shall mean an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that entity. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” has a meaning correlative thereto.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument with each party intending and consenting to be bound by the Agreement through their electronic signatures. Counterparts may be delivered via electronic mail (including .pdf or any electronic signature complying with the ESIGN Act of 2000 and Sec. 668.50(7)(b), Florida Statutes, e.g. www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, Company and the Representative have entered into this Agreement as of the date first above written.

“COMPANY”

HUMBLE IMPORTS INC, a Florida corporation

By:	/s/ Scott Wallace
Name:	Scott Wallace
Its:	CEO

“REPRESENTATIVE”

DOJA, LLC, a Delaware limited liability company

By:	/s/ Austin R. Peterson
Name:	Austin R. Peterson
Title:	Authorized Member

The undersigned hereby join and agree to be bound by Section 6 of this Agreement in all respects:

/s/ JESSE FRANKLIN
JESSE FRANKLIN

/s/ AUSTIN R. PETERSON
AUSTIN R. PETERSON

EXHIBIT “A”

FEE SCHEDULE

Service Fee:

The Company shall pay to Representative a Service Fee as follows:

(i) First 10 Branded Vehicles sold to Customers during the Term of this Agreement - 5% of Sales Price

(ii) 11 – 30 Branded Vehicles sold to Customers during the Term of this Agreement – 7.5% of Sales Price

(iii) 31 or more Branded Vehicles sold to Customers during the Term of this Agreement – 10% of Sales Price

License Fee:

The Company shall pay to Representative a License Fee as follows:

(i)	$7,500 per Branded Vehicle sold during the Term of this Agreement

A Branded Vehicle will be deemed “sold” for purposes of this Exhibit “A” if the Company receives the initial deposit for such Branded Vehicle during the Term of this Agreement.